                                                                    EXHIBIT 3.11

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of April ___, 1998, is by and between Talon Automotive Group, Inc., a Michigan corporation ("Surviving Corporation") and TAG L.L.C., a Michigan limited liability company ("Discontinuing entity").

                                   WITNESSETH:

          WHEREAS, Surviving Corporation is the owner of 100% of the Membership Interests of the Discontinuing Entity;

          WHEREAS, the authorized capital stock of Surviving Corporation consists of 25,000 shares of Class A voting common stock without par value and 250,000 shares of Class B non-voting common stock, without par value, ("Surviving Common Stock"), of which 2,076 shares of Class A voting common stock and 80,951 shares of Class B non-voting Common Stock have been issued and are outstanding; and

          WHEREAS, the Board of Directors of the Surviving Corporation has duly adopted resolutions approving this Agreement and Plan of Merger by unanimous vote, and has declared it desirable and in the best interests of the respective business entities that the Discontinuing Entity be merged into Surviving Corporation in the manner and upon the terms and conditions hereinafter set forth and with the effect provided by and pursuant to the applicable laws of the State of Michigan and Section 368(a)(1)(A) of the Internal Revenue Code of
1986, as amended;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                     MERGER

          1.1 Merger. Effective on the Effective Date (as defined in Section 1.2) and upon compliance with the applicable laws of the state of Michigan, the Discontinuing Entity shall be merged with and into the Surviving Corporation, and the separate existence and corporate organization of the Discontinuing Entity shall cease, upon the terms and conditions hereinafter set forth ("Merger").

          1.2 Effective Date. The Merger shall be effective (the "Effective Date") on _________, 1998 and upon the filing of the Certificate of Merger with the Michigan Corporation, Securities And Land Development Bureau.

          1.3 Corporate Existence of Discontinuing Entity. On the Effective Date, the separate existence of Discontinuing Entity shall cease, except as may be otherwise continued by law, and Discontinuing Entity shall be merged with and into Surviving Corporation. Surviving Corporation shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Discontinuing Entity, and all property, real, personal, and mixed, and all debts due to Discontinuing Entity on whatever account and all other things in action or belonging to Discontinuing Entity shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be the property of the Surviving Corporation as they were of Discontinuing Entity, and the title to any real estate vested in Discontinuing Entity by deed or otherwise, under the laws of Michigan or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Discontinuing Entity shall be preserved unimpaired, and all debts, liabilities, and duties of Discontinuing Entity shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

          1.4 Corporate Existence of Surviving Corporation. Except as otherwise set forth herein, the identity, existence, purposes, objects, properties, real, personal and mixed, rights, privileges, immunities, powers, franchises and authority of Surviving Corporation shall continue unaffected and unimpaired by the Merger.

          1.5 Further Action. At any time, or from time to time, after the Effective Date, the last acting officers of Discontinuing Entity or the corresponding officers of the Surviving Corporation, may, in the name of Discontinuing Entity, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all Discontinuing Entity property, rights, privileges, powers, franchises, immunities, and interest and otherwise to carry out the purposes of this Agreement and Plan of Merger.

                                   ARTICLE II

                         NAME OF SURVIVING CORPORATION;
                        ARTICLE OF INCORPORATION; BYLAWS

          2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be TALON AUTOMOTIVE GROUP, INC.

          2.2 Articles of Incorporation. The Articles of Incorporation of Talon Automotive Group, Inc. as in effect immediately before the Effective Date of the Merger, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Date of the Merger.

          2.3 Bylaws. The Bylaws of Talon Automotive Group, Inc., as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation.

                                   ARTICLE III

                              CONVERSION OF SHARES

          3.1 Conversion and Cancellation

              On the Effective Date:

               a. Membership interests in the Discontinuing Entity shall, by operation of law and by virtue of the Merger and without any action on the part of any person or entity, be cancelled, without conversion, and no new shares of the Surviving Corporation shall be issued with respect thereto.

               b. Each share of the common stock of Talon Automotive Group, Inc., a Michigan corporation, issued and outstanding on the Effective Date shall remain outstanding without any change or alteration in the ownership, voting powers or other rights as set forth in the Articles of Incorporation of Talon Automotive Group, Inc.

          3.2 Surrender of Membership Interests.

          On the Effective Date Talon Automotive Group, Inc., as the holder of all of the outstanding membership interests of TAG L.L.C., shall be deemed to have surrendered its membership interests to the Surviving Corporation and such interests shall have been deemed cancelled.

                                   ARTICLE IV

                             DIRECTORS AND OFFICERS

          4.1 The Board of Directors of Talon Automotive Group, Inc., a Michigan corporation, prior to the effective date of the Merger shall continue as the Board of Directors of the Surviving Corporation, following the Effective Date of the Merger and until the next Annual Meeting, or until their respective successors shall be elected and qualified, in accordance with the Bylaws of the Surviving Corporation.

          4.2 The Executive Officers of Talon Automotive Group, Inc., a Michigan corporation, in office prior to the effective date of the Merger shall continue as the Executive Officers of the Surviving Corporation, following the Effective Date of the Merger and until the next Annual Meeting, or until their respective successors shall be elected and qualified, in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE V

                                  MISCELLANEOUS

          5.1 This Agreement and Plan of Merger may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, if the Board of Directors of Discontinuing Entity or of Surviving Corporation duly adopt a resolution abandoning the Agreement and Plan of Merger.

          5.2 This Agreement and Plan of Merger may be amended, modified or terminated, or any provision thereof may be waived only by an instrument in writing signed by the duly authorized officers of both parties hereto.

          5.3 This Agreement and Plan of Merger constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein.

         5.4 This Agreement and Plan of Merger shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan.

         5.5 All of the terms and provisions of this Agreement and Plan of Merger by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors and assigns. The rights and obligations provided by this agreement shall not be assignable by any party.

         5.6 This Agreement and Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by TAG L.L.C. and Talon Automotive Group, Inc. as of the date first written above.

ATTEST:                            TAG L.L.C.

                                   By: Kris R. Pfaeler
-----------------------------         --------------------------------------
                                       Kris R. Pfaeler, Vice President
                                       Talon Automotive Group, Inc., Member

ATTEST:                            Talon Automotive Group, Inc.

                                   By: David J. Woodward
-----------------------------         --------------------------------------
                                       David J. Woodward, Vice President